Exhibit 16.1

[Letterhead of Rosenberg Rich Baker Berman, P.A.]

March 16, 2022

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K of Cardiff Lexington Corporation, dated March 16, 2022, and are in agreement with the statements as they relate to our Firm contained therein. We have no basis to agree or disagree with the other statements contained therein.

Very truly yours,

/s/ Rosenberg Rich Baker Berman, P.A.

Rosenberg Rich Baker Berman, P.A.